EXHIBIT 10.68

          This AGREEMENT (this “Agreement”) is entered into as of the [30th] day of [December], 2004, by and among VaxGen, Inc., a Delaware corporation (“VaxGen”), Nexol Biotech Co., Ltd., a corporation organized under the laws of the Republic of Korea (“Nexol”), Nexol Co., Ltd., a corporation organized under the laws of the Republic of Korea (“Nexol Co”), KT&G Corporation (formerly Korea Tobacco & Ginseng Corporation), a corporation organized under the laws of the Republic of Korea (“KT&G”), J. Stephen & Company Ventures Ltd., a corporation organized under the laws of the Republic of Korea (“JS”) and Celltrion, Inc., a corporation organized under the laws of the Republic of Korea (“Celltrion,” and together with VaxGen, Nexol, Nexol Co, KT&G, and JS, the “Parties” and each a “Party”).

RECITALS

          WHEREAS, the Parties (other than Celltrion) are parties to a Joint Venture Agreement, dated February 25, 2002, which agreement was amended by a certain Amendment to Joint Venture Agreement dated July 14, 2004 (as so amended, the “Prior JVA”).

          WHEREAS, pursuant to the Prior JVA, Celltrion has issued to VaxGen 7,800,000 Common Shares in exchange for the agreement by VaxGen to contribute to Celltrion certain technology, which the Parties valued at US $30,000,000 at the time the Common Shares were issued.

          WHEREAS, concurrently with the execution and delivery of this Agreement (a) VaxGen and Celltrion are entering into a certain Termination Agreement (the “Termination Agrement”), pursuant to which certain agreements, including, but not limited to, a Supply Agreement, a License Agreement (the “License Agreement”), and a Sub-License Agreement (the “Sub-License Agreement”), each dated March 25, 2002, will terminate and no longer have any force or effect, and (b) the Parties (other than Celltrion) are entering into an Amended and Restated Joint Venture Agreement (the “Amended JVA”), pursuant to which the Prior JVA will be amended and restated in its entirety.

          WHEREAS, under the Prior JVA, JS has an obligation to invest in Celltrion (a) 9,750,000,000 Won in cash, in return for 1,950,000 preferred shares of Celltrion at the price of 5,000 Won per share and (b) an additional 9,750,000,000 Won in return for 390,000 preferred shares of Celltrion at the premium price of 25,000 Won per share. As of the date hereof, JS has invested (i)9,750,000,000 Won in exchange for 1,950,000 preferred shares of Celltrion at the price of 5,000 Won per share and (ii) 4,875,000,000 Won in exchange for 195,000 preferred shares of Celltrion at the price of 25,000 Won per share. Accordingly, JS has failed to subscribe for 195,000 preferred shares of Celltrion at the price of 25,000 Won per share in accordance with the Prior JVA;

          WHEREAS, as a result of the foregoing, the Parties have determined that it is fair and equitable for VaxGen and JS to surrender a portion of their shares in Celltrion, in exchange for a release of liability as further described herein.

          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       VaxGen’s Surrender of 2,000,000 Common Shares. In consideration for the release described in Section 3, VaxGen hereby agrees to surrender to Celltrion any and all rights it may have in 2,000,000 of its Common Shares of Celltrion, and shall deliver to Celltrion for cancellation the certificates representing such shares. VaxGen’s surrender of 2,000,000 shares shall be in consideration of the termination of the License Agreement and Sub-License Agreement referred to in the Recitals above, under which VaxGen would otherwise have certain ongoing future obligations to Celltrion. The Parties acknowledge and agree that immediately following the surrender described in this Section 1, the total number of Common Shares in Celltrion owned by VaxGen shall be 5,800,000.

2.       JS’s Surrender of 338,919 Preferred Shares. JS hereby agrees to surrender to Celltrion any and all rights it may have in 338,919 preferred shares of Celltrion, and shall deliver to Celltrion for cancellation the certificates representing such shares. The Parties acknowledge and agree that immediately following the surrender described in this Section 2, the total number of preferred shares in Celltrion owned by JS shall be 1,706,081, excluding 100,000 preferred shares transferred to third party on December 31, 2002.

3.       Waiver and Release of VaxGen.

          3.1       Upon the surrender by VaxGen of the Common Shares in accordance with Section 1 above, each Party (other than VaxGen) fully and forever releases and discharges VaxGen, together with any and all of its present or former agents, stockholders, directors, officers, employees, principals, successors and assigns (collectively the “VaxGen Released Parties”), from and against any and all claims, actions, suits, causes of action, judgments, liens, promises, executions, debts, damages, demands, liabilities and controversies whatsoever, or every nature and description, in law or in equity, whether known or unknown and whether arising by statute, at common law or otherwise, which any such Party ever had or now has against the VaxGen Released Parties, from the beginning of the world to the date of this Agreement, and which arise out of, or relate to, any obligation VaxGen may have had to contribute technology to Celltrion, whether pursuant to the Prior JVA, the Contribution Agreement, entered into among the Parties (other than Celltrion) on February 25, 2002, or otherwise.

          3.2       Acknowledgement. Each Party (other than VaxGen) represents and warrants to VaxGen that it (a) has read and understands this Agreement, including the release set forth in Section 3.1, and has entered into it voluntarily and without coercion; (b) has been advised, and has had the opportunity, to consult with legal counsel of its choosing with respect to this Agreement and the matters contemplated hereby; (c) is entering into this Agreement based upon its own investigation and is not relying on any representations or warranties of the other Parties or any other person not set forth herein; (d) has not assigned or otherwise transferred any interest in any claim which it may have against any VaxGen Released Parties; and (e) acknowledges that it is entering into this Agreement with full knowledge and understanding that in exchange for the benefits to be received as described herein, it is giving up certain valuable rights that it may now have or may later acquire, and is fully and completely waiving any and all of such rights.

4.       Waiver and Release of JS.

          4.1       Upon the surrender by JS of the preferred shares in accordance with Section 2 above, the Parties (other than JS)fully and forever release and discharge JS, together with any and all of its present or former agents, stockholders, directors, officers, employees, principals, successors and assigns (collectively the “JS Released Parties”), from and against any and all claims, actions, suits, causes of action, judgments, liens, promises, executions, debts, damages, demands, liabilities and controversies whatsoever, or every nature and description, in law or in equity, whether known or unknown and whether arising by statute, at common law or otherwise, which any such Party ever had or now has against the JS Released Parties, from the beginning of the world to the date of this Agreement, and which arise out of, or relate to, any obligation JS may have had to invest the amount it committed to invest in Celltrion pursuant to the Prior JVA.

          4.2       Acknowledgement. Each Party (other than JS) represents and warrants to JS that it (a) has read and understands this Agreement, including the release set forth in Section 4.1, and has entered into it voluntarily and without coercion; (b) has been advised, and has had the opportunity, to consult with legal counsel of its choosing with respect to this Agreement and the matters contemplated hereby; (c) is entering into this Agreement based upon its own investigation and is not relying on any representations or warranties of the other Parties or any other person not set forth herein; (d) has not assigned or otherwise transferred any interest in any claim which it may have against any JS Released Parties; and (e) acknowledges that it is entering into this Agreement with full knowledge and understanding that in exchange for the benefits to be received as described herein, it is giving up certain valuable rights that it may now have or may later acquire, and is fully and completely waiving any and all of such rights.

5.       Effectiveness. This Agreement shall be effective on the date on which the following three (3) conditions are satisfied: (a) it has been executed and delivered by the Parties, (b) the Parties (other than Celltrion) have executed and delivered the Amended JVA, and (c) VaxGen and Celltrion have executed and delivered (i) the Termination Agreement, (ii) that certain Technical Support & Services Agreement, and (iii) that certain letter agreement (relating to the agreement by VaxGen to exercise its option to purchase shares of common stock of VaxGen-Celltrion, Inc., a California corporation, held by Celltrion), each dated on even date herewith.

6.       Indemnification. Celltrion shall hold VaxGen and its directors, officers, employees, agents, affiliates and other representatives (the “VaxGen Indemnified Parties”) harmless from, and shall indemnify and defend the VaxGen Indemnified Parties from and against, any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses, including, but not limited to, reasonable attorneys’ fees (collectively, “Damages”) in respect of any and all federal, state, local, or foreign taxes of whatever kind in the jurisdiction of the Republic of Korea (including penalties thereon, “Taxes”), to the extent such Taxes arise out of, are related to, or are a consequence of, the surrender of the Common Shares as contemplated by this Agreement.

7.       Other Provisions.

           7.1 Notices. All notices, requests, demands, claims, and other communications permitted or required to be given under this Agreement shall be in writing. Any such notice, request, demand, claim, or other communication shall be deemed duly given and received (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service, charges prepaid, (c) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail (with electronic verification of its transmission), or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

(a)	If to VaxGen:

VaxGen, Inc. 1000 Marina Boulevard Brisbane, California 94005-1841 Attention: Dr. Lance K. Gordon, CEO Facsimile: (650) 624-1001 Email: lgordon@vaxgen.com

(b)	If to JS:

J. Stephen & Company Ventures Ltd. 23rd Fl., City Air Tower 159-9 Samsung-dong Kangnam-ku, Seoul, Republic of Korea Attention: Mr. Taxun Synn Facsimile: 82-2-2016-6509 Email: t.synn@jstephenco.com

(a)	If to Nexol:

Hanyang Securities Co., Ltd. Bldg., Suite 300, 17-3, Youido-dong, Youngdeungpo-ku, Seoul, Republic of Korea Fax No: 82-2-786-6776 Attention: Mr. Hyoung-Ki Kim

(b)	If to Nexol Co:

Hanyang Securities Co., Ltd. Bldg., Suite 300,
17-3, Youido-dong, Youngdeungpo-ku, Seoul, Republic of Korea
Fax No: 82-2-786-6776
Attention: Mr. Hyoung-Ki Kim

(c)	If to KT&G:

100, Pyungchon-dong, Daeduk-gu, Daejon, Republic of Korea Fax No: 82-2-3404-4670 Attention: Mr. Sang-Seock Kim

(d)	If to Celltrion:

1001-5, Dongchun-dong, Yeonsu-gu Incheon, 406-130, Republic of Korea Fax No: 82-32-850-5040 Attention: Mr. Jung-Jin Seo, CEO

8.       Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts and by facsimile signature, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

9.       Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the Parties with respect thereto, whether oral or written.

10.     Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.     Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Korea. The Parties hereby agree that any and all dispute, controversies, and claims between or among them that arise out of this Agreement shall be resolved in accordance with Section 13.1 of the Amended JVA.

12.     Assignment. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder.

13.     Waiver. Any term of this Agreement or the performance thereof may only be waived in writing by the Party entitled to the benefit or performance of such term.

14.     Amendments. This Agreement may not be amended except in writing signed by the Parties.

15.     Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under, or by reason of, this Agreement, except as expressly provided in this Agreement.

16.     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

17.     Further Assurances. Each Party to this Agreement shall take all actions and execute all documents reasonably necessary to effectuate the purposes and intents of this Agreement.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first hereinabove set forth.

VAXGEN, INC.		KT&G CORPORATION

By:	/s/ Lance Gordon	By:	/s/ Young-Kyoon Kwak

	Name: Dr. Lance Gordon		Name: Mr. Young-Kyoon Kwak
	Title: Chief Executive Officer		Title: President & CEO

NEXOL CO., LTD.		NEXOL BIOTECH CO., LTD.

By:	/s/ Jung-Jin Seo	By:	/s/ Jung-Jin Seo

	Name: Mr. Jung-Jin Seo		Name: Mr. Jung-Jin Seo
	Title: Representative Director		Title: Representative Director

J. STEPHEN & COMPANY VENTURES LTD.		CELLTRION, INC.

By:	/s/ Sun-Dae Kang	By:	/s/ Jung-Jin Seo

	Name: Mr. Sun-Dae Kang		Name: Mr. Jung-Jin Seo
	Title: CEO & Chairman		Title: CEO & Representative Director